Exhibit 99.1

NEWS RELEASE

Foundation Medicine Announces 2017 Second Quarter Results and Recent Highlights

CAMBRIDGE, Mass. – August 1, 2017 - Foundation Medicine, Inc. (NASDAQ:FMI) today reported financial and operating results for its second quarter ended June 30, 2017. Results and business highlights for the quarter included:

•	Achieved second quarter revenue of $35.0 million, 24% year-over-year growth;

•	Reported 15,924 clinical tests in the second quarter, 55% year-over-year growth;

•	Submitted the final module to the FDA in June for FoundationOne CDx™ as part of the Parallel Review process with FDA and CMS;

•	Presented new data at the 2017 annual meeting of the American Society of Clinical Oncology (ASCO) which continues to validate the clinical utility of Comprehensive Genomic Profiling (CGP) in guiding treatment towards targeted therapy, immunotherapy and clinical trials;

•	Announced a collaboration with ASCO to identify patients for its Targeted Agent and Profiling Utilization Registry (TAPUR) study;

•	Announced a collaboration with the National Cancer Institute (NCI) and ECOG-ACRIN Cancer Research Group to identify patients for NCI-Match (Molecular Analysis for Therapy Choice) study; and,

•	Published 29 manuscripts in high-quality, peer-reviewed journals and delivered 49 podium and poster talks at various medical and scientific meetings.

“Foundation Medicine delivered a strong second quarter, highlighted by record clinical volume and total revenue, increased adoption of our molecular information solutions by both clinicians and biopharma partners, and importantly, improved cancer care for the patients we serve,” said Troy Cox, chief executive officer of Foundation Medicine. “In addition, we advanced the parallel review with FDA and CMS for FoundationOne CDx with the submission of our final module to the FDA in June, a significant milestone in the process. If approved, FoundationOne CDx would become the first pan-cancer universal companion diagnostic, a highly differentiated and valuable solution for patients, oncologists and biopharma partners.”

Foundation Medicine reported total revenue of $35.0 million in the second quarter of 2017, compared to $28.2 million in the second quarter of 2016. Revenue from biopharmaceutical customers was $22.1 million in the second quarter of 2017, compared to $18.9 million in the second quarter of 2016. The results of 4,762 tests were reported to biopharmaceutical customers in this year’s second quarter.

Revenue from clinical testing in the second quarter of 2017 was $12.9 million, compared to $9.4 million in the second quarter of 2016. The company reported 15,924 tests to clinicians in the second quarter of 2017, a 55% increase from the same quarter last year. This number includes 12,442 FoundationOne® tests, 1,608 FoundationOne® Heme tests, 1,594 FoundationACT® tests, and 280 FoundationFocus™ CDxBRCA tests.

Total operating expenses for the second quarter of 2017 were approximately $57.7 million, compared with $45.5 million for the second quarter of 2016. The increase in operating expenses was partially driven by investments in the company’s universal companion diagnostic assay, certain non-recurring cash and non-cash expenses, and investments in the company’s technology infrastructure. Net loss was approximately $44.3 million in the second quarter of 2017, or a $1.24 loss per share. At June 30, 2017, the company held approximately $71.5 million in cash, cash equivalents and marketable securities.

The company will now be reporting revenue in two components: Molecular Information Services and Pharma Research and Development Services. Molecular Information Services is revenue derived from commercially available platforms and services such as sample profiling, data access and SmartTrials, and includes revenue from both clinical and biopharma customers. Pharma Research and Development Services is revenue derived from work funded primarily by biopharma partners to develop new assays and other services. This new disclosure is intended to provide additional information related to the revenue and cost of revenue specifically related to the company’s commercially available platforms and services. During the second quarter, Molecular Information Services revenue was $30.3 million, including $12.9 million in revenue generated from our clinical customers, and $17.4 million in revenue generated from our biopharma customers. Pharma Research and Development Services revenue was $4.7 million.

On July 31st, Foundation Medicine entered into an agreement to expand its credit facility with Roche Finance from $100 million to $200 million. Any outstanding balance of the credit facility will convert to a term loan payable over a five-year period beginning on February 2, 2021. No funds were drawn under the credit facility at the time of the expansion. The company intends to use the proceeds to further fund product development, commercialization, corporate development initiatives and working capital.

2017 Outlook

Foundation Medicine’s business and financial outlook for 2017 is the following:

•	The company expects 2017 revenue will be in the range of $135 million to $145 million.

•	The company is increasing clinical volume guidance and now expects to deliver between 61,000 and 64,000 clinical tests in 2017.

•	The company is increasing operating expenses and now expects they will be in the range of $215 million and $225 million.

•	The company expects to advance its pan-cancer universal companion diagnostic assay, FoundationOne CDx, through the FDA and CMS Parallel Review process with a decision anticipated in the fourth quarter of 2017.

•	The company expects to continue reimbursement progress made in 2016 and pursue additional coverage decisions for its CGP assays.

Conference Call and Webcast Details

The company will conduct a conference call today, Tuesday, August 1st at 4:30 p.m. Eastern Time to discuss its financial performance for the 2017 second quarter and other business activities, including matters related to future performance. To access the conference call via phone, dial 1-877-270-2148 from the United States or dial 1-412-902-6510 internationally. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website for two weeks following the call.

About Foundation Medicine

Foundation Medicine (NASDAQ:FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company offers a full suite of comprehensive genomic profiling assays to identify the molecular alterations in a patient’s cancer and match them with relevant targeted therapies, immunotherapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit http://www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine®, FoundationOne® and FoundationACT® are registered trademarks, and FoundationOne CDx™ and FoundationFocus™ are trademarks, of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the value of the company’s business; the benefits of our products to physicians, biopharmaceutical companies, payers and patients in the treatment of cancer and personalized cancer care; the company’s financial and operational forecasts, including projections regarding the generation of revenue, the number of tests to be conducted, the incurrence of operating expenses, the timing of product development, and the expansion of reimbursement progress, including any changes to any earlier guidance; the benefits provided by a FDA-approved and CMS-covered FoundationOne CDx and progress with the Parallel Review process with FDA and CMS; the scope and timing of any approval of our universal companion diagnostic assay as a medical device by the FDA and any coverage decision by CMS; strategies for achieving Medicare coverage decisions at the local or national level and new and expanded coverage from third-party payers; and use of any funds from its credit facility. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that the FDA does not approve our universal companion diagnostic assay as a medical device or that CMS does not decide to offer our universal companion diagnostic assay as a covered benefit under Medicare; the FDA or CMS is delayed in the completion of the Parallel Review process; the company’s new facilities in North Carolina and Germany do not facilitate the company’s ability to achieve it business objectives; the company’s distribution partner outside the United States is not able to achieve market penetration in new and existing markets as quickly or as extensively as projected; Foundation Medicine’s relationships with third-party or government payers do not increase or expand; Foundation Medicine is unable to sustain or grow relationships with biopharmaceutical partners; the company’s revenue, test or operating expense projections may turn out to be inaccurate because of the preliminary nature of the forecasts; the company’s expectations and beliefs regarding the future conduct and growth of the company’s business are inaccurate; Foundation Medicine is unable to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Foundation Medicine’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

Media Contact:

Lee-Ann Murphy, 617-245-3077

pr@foundationmedicine.com

Investor Contact:

Kimberly Brown, 617-418-2215

ir@foundationmedicine.com

- Financial Tables to Follow -

FOUNDATION MEDICINE, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$36,532	$63,617
Marketable securities	34,985	79,402
Accounts receivable, net	17,727	10,213
Inventory	8,922	10,438
Prepaid expenses and other current assets	5,102	5,251

Total current assets	103,268	168,921
Property and equipment, net	38,713	41,486
Restricted cash	2,305	1,395
Other assets	2,080	2,233

Total assets	$146,366	$214,035

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,175	$11,898
Accrued expenses and other current liabilities	25,269	20,578
Deferred revenue	5,668	5,851
Current portion of deferred rent	1,384	2,324

Total current liabilities	47,496	40,651
Other non-current liabilities	9,354	8,538
Total stockholders’ equity	89,516	164,846

Total liabilities and stockholders’ equity	$146,366	$214,035

FOUNDATION MEDICINE, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Molecular information services	$30,297	$22,683	$51,395	$42,612
Pharma research and development services	4,707	5,554	9,937	16,003

Total revenue	35,004	28,237	61,332	58,615
Costs and expenses:
Cost of molecular information services	21,582	11,955	39,599	23,345
Selling and marketing	17,115	14,481	33,551	28,274
General and administrative	17,648	12,503	32,925	21,727
Research and development	22,973	18,500	46,258	31,956

Total costs and expenses	79,318	57,439	152,333	105,302

Loss from operations	(44,314)	(29,202)	(91,001)	(46,687)
Other income:
Interest income	56	208	146	386
Other income	—	—	144	—

Net loss	$(44,258)	$(28,994)	$(90,711)	$(46,301)

Net loss per common share applicable to common stockholders, basic and diluted	$(1.24)	$(0.84)	$(2.55)	$(1.34)

Weighted-average common shares outstanding, basic and diluted	35,660,430	34,613,513	35,544,003	34,575,260